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                                                                    EXHIBIT 99.1

Silicon Gaming Announces Signing of Letter of Intent for Financial Restructuring

PALO ALTO, Calif., July 22 /PRNewswire/ -- Silicon Gaming, Inc. (OTC Bulltin
Board: SGIC) announced today that it has entered into a non-binding letter of intent with the holders of its $47.25 million of outstanding Senior Discount Notes (the ``Notes'') to convert a portion of the Notes into equity and make various modifications to the terms of the remaining Notes.

Under the letter of intent, $39.75 million of Notes would be exchanged for preferred stock that would be convertible into a 57% common equity interest in the Company. The terms of the remaining $7.5 million of outstanding Notes would be modified to reduce the interest rate from 12.5% to 10% per annum (effective July 15, 1999) and to provide for interest to be payable in kind, at the Company's option and subject to certain coverage ratio tests, for up to the first five (5) years following the effective date of the restructuring, at which time the Notes would mature.

The Company previously announced on July 1, 1999 that it would not make the current interest payment on the Notes. Pursuant to the letter of intent, accrued and unpaid interest on the Notes remaining outstanding following the restructuring would be forgiven through July 15, 1999.

The letter of intent also contemplates an additional investment by the holders of the Notes of up to $5.0 million in the form of convertible senior secured notes (the ``New Notes''). The New Notes would bear interest at the rate of 10% per annum, payable in cash, with a maturity of five (5) years. The $5.0 million of New Notes would be convertible into a 40% equity interest in the Company (subject to the issuance of additional employee equity incentives as described below). The New Notes would be issuable in tranches, with the first $2.0 million issued on the closing date of the restructuring. To the extent required by the Company, the remaining $3.0 million of New Notes would be issued upon the achievement of certain financial and operating hurdles.

As part of the restructuring, the Company would allocate 38% of its equity as of the effective date to be issued as incentive compensation to employees. The Company's current equity holders, including all holders of options, warrants and convertible preferred stock, would own approximately 5% of the outstanding fully-diluted equity upon the effective date of the restructuring (prior to the issuance of any New Notes). Certain of the Company's currently outstanding warrants and convertible preferred stock have anti-dilution rights that may substantially reduce the portion of such equity interest that would be allocated to holders of common stock. As discussed above, $39.75 million of existing Notes would be convertible into the remaining 57% of the Company's outstanding equity as of the effective date of the restructuring (prior to the issuance of any New Notes). Upon issuance of any New Notes, the number of shares of common stock allocated to the employee incentive compensation pool would be increased so that the incentive pool would remain at 38% of the Company's equity after giving effect to the dilution of the conversion of the New Notes. In addition, upon closing of the restructuring, the Board of Directors would be reduced to three members, consisting of Andrew Pascal, the President and Chief Executive Officer of the Company, and two independent directors.

"We are pleased to announce this letter of intent and the terms of the proposed restructuring to our customers, suppliers, employees and shareholders,'' commented Andrew Pascal, the President and Chief Executive Officer of the Company. ``We believe this restructuring will provide the Company with a solid balance sheet and sound capital structure, allowing us to focus greater attention on our operational and marketing strategies. In addition, it provides us with the flexibility to offer incentives to help attract and retain key technical and management personnel in this highly competitive marketplace."
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The proposed restructuring is subject to a number of conditions, including receipt by the Company's board of directors of a ``fairness opinion'' from an investment banking firm, the receipt of all necessary gaming and regulatory approvals and the negotiation and execution of definitive documentation. There can be no assurance that the restructuring will be successfully implemented or that there will not be modifications to the restructuring terms.

Silicon Gaming, Inc. is an industry leader in the design and manufacture of slot machines such as the Odyssey(R) and Quest(TM), which feature such innovative games as Vacation, Multi-Draw, TopHat 21, Phantom Belle Poker, Banana-Rama and The Big Win. Headquartered in Palo Alto, California, the Company is traded on the OTC Electronic Bulletin Board as SGIC.

Forward-Looking Statements

This press release may contain certain forward-looking statements that involve risks and uncertainties, including statements regarding the proposed restructuring and its terms. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to successfully obtain any necessary regulatory approvals for the restructuring and to negotiate definitive documentation for the restructuring, the receipt of a ``fairness opinion'' regarding the restructuring, the Company's capital requirements, expectation of losses, dependence on a single product, risk of technical errors in the Company's products, uncertain market acceptance of the Company's products, regulatory approval of the Company's products, the Company's management of its growth, intense competition, rapidly changing technology, dependence on key personnel and those other risks identified in the Company's Form 10-K and 10-K/A for the year ended December 31, 1998 and Form 10-Q for the quarter ended March 31, 1999.

For more information on Silicon Gaming, visit the company's website at http://www.silicongaming.com

SOURCE: Silicon Gaming, Inc.